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                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for each of the periods indicated is computed as follows (dollars in thousands):

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

                                                                                                                   NINE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                            ENDED
                                                                                                                  SEPTEMBER 30,
                                                   1992        1993        1994        1995         1996        1996        1997
                                                   ----        ----        ----        ----         ----        ----        ----
EARNINGS (LOSS) FROM CONTINUING
     OPERATIONS BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEMS                         $4,725      $7,870      $8,987     $12,010       $14,961     $10,479     $15,328

FIXED CHARGES:

     INTEREST EXPENSE                               225         131         164         630         1,351         956       1,391

     IMPUTED INTEREST AND DEPRECIATION
          ON RENT EXPENSE                           850       1,120       1,316       1,466         1,591         850       1,211
                                                 ------      ------     -------     -------         -----     -------     -------

TOTAL FIXED CHARGES                               1,075       1,251       1,480       2,096         2,942       1,806       2,602
                                                 ------      ------     -------     -------       -------     -------     -------

EARNINGS ADJUSTED FOR FIXED CHARGES              $5,800      $9,121     $10,467     $14,106       $17,903     $12,285     $17,930
                                                 ======      ======     =======     =======       =======     =======     =======

RATIO OF EARNINGS TO FIXED CHARGES                 5.39        7.29        7.07        6.73          6.08        6.80        6.89
                                                   ====        ====        ====        ====          ====        ====        ====
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